Exhibit 99.1

December 7, 2010

JOHN LINDSAY NAMED AS EXECUTIVE VICE PRESIDENT

AND CHIEF OPERATING OFFICER

The Company announced today that, effective December 7, 2010, Mr. John Lindsay was named Executive Vice President and Chief Operating Officer of Helmerich & Payne, Inc.  Mr. Lindsay, age 50, joined the Company in 1987 as a drilling engineer.  He has since served in various positions including operations manager for the Company’s Mid-Continent region and Vice President, U.S. Land Operations, for Helmerich & Payne International Drilling Co.  In 2006, Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations for the Company’s wholly-owned subsidiary, Helmerich & Payne International Drilling Co.  Mr. Lindsay graduated in 1986 from the University of Tulsa, where he earned a Bachelor of Science degree in Petroleum Engineering.

Company President and CEO, Hans Helmerich commented, “The Board and I are fully supportive of John’s promotion as it recognizes his increasingly important contribution.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of December 7, 2010, the Company’s existing fleet included 225 land rigs in the U.S., 28 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 11 new H&P-designed and operated FlexRigs®* under long-term contracts with customers.  Upon completion of these commitments in fiscal 2011, the Company’s global land fleet is expected to include a total of 213 FlexRigs.

The information disclosed herein includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Mike Drickamer

(918) 588-5190